CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of

Oppenheimer Global Real Estate Fund:

We consent to the use of our report dated June 24, 2016, with respect to the financial statements and financial highlights of Oppenheimer Global Real Estate Fund as of April 29, 2016, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/KPMG LLP
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KPMG LLP

Denver, Colorado

August 24, 2016